Exhibit 10.1

AMENDMENT NUMBER ONE

TO THE

BANKFINANCIAL, NATIONAL ASSOCIATION AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH

GREGG T. ADAMS

This Amendment Number One (the “Amendment”) to the BANKFINANCIAL, NATIONAL ASSOCIATION AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of January 27, 2023, (the “Agreement”) by and between BankFinancial, National Association (the “Bank”) and Gregg T. Adams (the “Executive”) is entered into as of November 7, 2025. Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed as the President of the Marketing & Sales Division of the Bank pursuant to the terms of the Agreement; and

WHEREAS, the Bank and the Executive desire to amend the Agreement in several respects contingent upon the closing of the transaction contemplated by the Agreement and Plan of Merger, dated as of August 11, 2025 by and between First Financial Bancorp., an Ohio corporation, and BankFinancial Corporation, a Maryland corporation (the “Closing”); and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, upon the Closing, the Agreement is hereby amended as follows:

Section 1.    Adverse Constructive Termination; Good Reason. Section 4(c)(2) of the Agreement is hereby deleted in its entirety. The introductory phrase in Section 5(b)(4) of the Agreement is hereby amended to read as follows: “a material diminution in the Executive’s responsibilities.”

Section 2.    Payment. A new Section 3(j) is added to the Agreement as follows:

“Payment. Subject to Executive’s continued employment through September 30, 2026, on the Bank’s first payroll date following September 30, 2026, Executive shall, if not paid a Severance Payment pursuant to an employment termination Settlement Agreement with the Bank or its successor by merger, be paid a lump sum equal to the sum of (x) the amount per Sections 6(c)(2) and (4), plus (y) provided Executive has not been offered employment by the Bank or its successor by merger and accepted such employment, the amount per Section 6(g).”

Section 3.    Termination for Disability. Sections 6(b)(4), (5) and (6) of the Agreement are hereby amended and restated to read as follows:

“(4)         pay Executive an amount equal to two (2) times Executive’s Base Salary;

(5)          [reserved];

(6)         provide Executive with the payment per Section 6(g) below.”

Section 4.    Termination Without Cause. Sections 6(c)(5) and (6) of the Agreement are hereby amended and restated to read as follows:

“(5)        [reserved];

(6)         provide Executive with the payment per Section 6(g) below.”

Section 5.    Section 5. Termination for Good Reason. Section 6(e)(3) of the Agreement is hereby amended and restated to read as follows:

“(3) provide Executive with the payment per Section 6(g) below.”

Section 6.    Termination Upon Death. Section 6(f)(3) of the Agreement is hereby amended and restated to read as follows:

“(3)         provide Executive’s surviving spouse with the payment per Section 6(g) below.”

Section 7.    Cash in Lieu of Post-Employment Health Insurance. Section 6(g) of the Agreement is hereby amended and restated to read as follows:

“(g) Cash In Lieu of Certain Health Insurance. Notwithstanding anything in the Agreement to the contrary:

(1)

In the event of Executive’s termination of employment pursuant to Section 4(b), Section 4(c), Section 5(b) or Section 5(c), the Bank will pay Executive, or in the event of Executive’s death, his surviving spouse (or, if no surviving spouse, then Executive’s qualified beneficiary under COBRA, or, if none, per Section 23(b) below), an amount equal to the product of (i) the premiums for the first full month of COBRA continuation coverage of Executive’s benefits under the Core Plans (each such premium subject to the requirements of 29 U.S. Code Section 1162(b)(3)) multiplied by (ii) the number of full months in the period of time beginning on each applicable expiration date of health, vison or dental insurance coverage for Executive under the Core Plans provided pursuant to Section 6 hereof (each such expiration date being the first day of the month immediately following the termination of employment) and ending on the earlier of: (A) the date that is twenty-four (24) months from Executive’s termination of employment date, or (B) the date on which Executive becomes entitled to benefits under Medicare (and the date on which Executive’s spouse becomes entitled to benefits under Medicare with respect to the right to continued coverage for such spouse).

(2)	The payment per subsection (g)(1) above will be made in a lump sum on the first payroll date following Executive’s termination of employment.”

Section 8.    280G. A new Section 6(j) is added to the Agreement as follows:

“(j) Section 280G Limitation. Notwithstanding any other provisions of this Agreement, in no event shall the aggregate payments or benefits to be made or afforded to the Executive pursuant to this Agreement together with any other amounts and the value of benefits received or to be received by the Executive in connection with a Change in Control, constitute an "excess parachute payment" under Section 280G of the Code. In order to avoid such a result, such aggregate payments or benefits will be reduced, if necessary, to a lesser amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's ‘base amount’ as determined in accordance with said Section 280G. For purposes of this Agreement, a ‘Change in Control’ means a ‘Change of Control’ as defined in Section 5(b)(4) of the Agreement.”

Section 9.    Beneficiary. Section 23(b) of the Agreement is hereby restated to read as follows:

“(b) Beneficiary. In the event of the Executive’s death, any amounts to be paid to the Executive shall be paid to the Executive’s Beneficiary. The ‘Beneficiary’ will be the beneficiary or beneficiaries named by the Executive (which may be the trustee of a trust established by the Executive), with such designation to be done in a written instrument that must be received by the Company prior to the Executive’s death. In the event there is no such named beneficiary, or no surviving named beneficiary, then the Beneficiary shall be the Executive’s surviving spouse, or, if none, the Executive’s Representative per the terms of 755 ILCS Sec. 1-2.15. In the event of the Executive’s incapacity, any amounts to be paid to the Executive shall be paid to the Executive care of the Executive’s spouse, or, if none, then care of the Executive’s Representative per the terms of 755 ILCS Sec. 1-2.15.”

Section 10.    Code Section 409A Limitations. Section 24 of the Agreement is hereby added to read as follows:

“24.         Code Section 409A Limitations. To the extent: (i) any portion of the applicable payment amount under this Agreement exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), (ii) receipt of such payment is contingent on the Executive providing a release as referenced in Section 6(i) above, and (iii) the period in which the Executive may sign such release crosses two calendar years; then the Executive shall receive such portion of the applicable payment that exceeds the ‘safe harbor’ amount on the first payroll date falling in the second calendar year.”

Section 11.    Tax Matters. Section 25 of the Agreement is hereby added to read as follows:

“25. TAX MATTERS. If the Executive’s employment is terminated following a Change in Control, the parties may mutually agree to a non-competition restriction which shall apply for a period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. The Company and the Executive hereby recognize that: (i) the non-solicitation restriction in Section 8 of this Agreement and any non-competition restriction may have value, and (ii) the value, if any, shall be recognized in any calculations the Company performs with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (‘Section 280G’), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Section 6 of this Agreement, to the fair value of the non-solicitation and non-competition restrictions (the ‘Appraised Value’). The Company, at the Company’s expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in this Agreement. The Appraised Value will be considered reasonable compensation for post Change in Control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.”

Section 12.    Continuation of Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 13.    Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 14.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, email (including PDF) or DocuSign, Adobe Sign or similar transmission system, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 15.    Subject to Closing. Notwithstanding anything to the contrary contained herein, this Amendment shall be subject to the consummation of the Closing, and shall become effective as of the Effective Time as defined in the Agreement and Plan of Merger, dated as of August 11, 2025, by and between First Financial Bancorp., an Ohio corporation, and BankFinancial Corporation, a Maryland corporation (the “Merger Agreement”). In the event the Merger Agreement is terminated for any reason, this Amendment shall automatically terminate and become null and void.

Signature page follows.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Amendment as of the day and year first written above.

BANKFINANCIAL, NATIONAL ASSOCIATION

By:
F. Morgan Gasior Chairman of the Board of Directors

GREGG T. ADAMS

(Signature Page to Amendment to Restated Employment Agreement)